EXHIBIT 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement, dated as of February 12, 2007 (this “Amendment No. 2”), is entered into among AmeriPath, Inc., a Delaware corporation (the “Borrower”), AmeriPath Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders signatory hereto and Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and amends the Credit Agreement dated as of January 31, 2006 (as amended to the date hereof and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among the Borrower, Holdings, the institutions from time to time party thereto as Lenders (the “Lenders”), the Administrative Agent and the other agents and arrangers named therein.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Holdings intends to form a new subsidiary, AmeriPath Intermediate Holdings, Inc. (“Intermediate Holdings”), which will be the direct parent of the Borrower and Intermediate Holdings intends to issue $125,000,000 of Senior Unsecured Floating Rate Toggle Notes due 2014 (the “Intermediate Holdings Floating Rate Notes”);

WHEREAS, the Borrower and Holdings have requested that the Administrative Agent and the Lenders amend the Credit Agreement in certain respects as set forth herein and the Lenders and the Administrative Agent are agreeable to the same, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

Section 1.              Amendment to Credit Agreement

Subject to the satisfaction of the conditions set forth in Section 2 of this Amendment, the Credit Agreement is, effective as of the date specified in Section 2 hereof, amended as set forth below; provided, however, such amendments shall be automatically revoked and shall be of no further force or effect should the Borrower and Intermediate Holdings fail to comply in all respects with Section 4 hereof:

(a)           Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 is hereby amended as follows:

(i)            The definition of “Capital Expenditures” shall be amended by inserting the following at the conclusion of the existing definition:

“Notwithstanding the foregoing, “Capital Expenditures” shall include any additions to property, plant and equipment and other capital expenditures by the Borrower and its Subsidiaries to the extent such expenditures are made with the net cash proceeds from the issuance of the Intermediate Holdings Floating Rate Notes.”

(ii)           The definition of “Consolidated Cash Interest Expense” shall be amended by deleting sub-clauses (i) and (ii) appearing in clause (a) of such definition and replacing them with the following:

“(i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings (to the extent paid with funds received as a dividend or other distribution from the Borrower made for the purpose of allowing Holdings to make such payment), Intermediate Holdings (to the extent paid with funds received as a dividend or other distribution from the Borrower made for the purpose of allowing Intermediate Holdings to make such payment), the Borrower and the subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of Holdings (to the extent such interest is paid with funds received as a dividend or other distribution from the Borrower made for the purpose of allowing Holdings to make such payment), Intermediate Holdings (to the extent such interest is paid with funds received as a dividend or other distribution from the Borrower made for the purpose of allowing Intermediate Holdings to make such payment), the Borrower or any subsidiary that is required to be capitalized rather than included in such consolidated interest expense for such period in accordance with GAAP (less the amount of such capitalized interest that is included in Capital Expenditures in accordance with GAAP),”

(iii)          The definition of “Qualified Holdings Discount Debt” shall be amended and restated as follows:

“Qualified Holdings Discount Debt”: means unsecured Indebtedness of Holdings, Intermediate Holdings or a Parent that (a) is not subject to any Guarantee by the Borrower or any Subsidiary Loan Party, (b) does not mature prior to the date that is 180 days after the Tranche B Maturity Date, (c) has no scheduled amortization or payments of principal prior to such 180th day (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) hereof), (d) does not require any payments in cash of interest or other amounts in respect of the principal thereof for at least four (4) years from the date of issuance or incurrence thereof, and (e) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes or senior pay-in-kind notes of an issuer that is the parent of a borrower under senior secured credit facilities and in any event, with respect to default and remedy provisions, not materially more restrictive than those set forth in the Senior Subordinated Notes, taken as a whole (other than provisions customary for senior discount notes of a holding company).

(iv)          The definition of “Holdings” shall be amended and restated as follows:

“Holdings”: means AmeriPath Holdings, Inc., a Delaware corporation; provided that for the purposes of Article 3, 5, 6 and 7 only (other than to the extent any such Article is amended by Section 1 of Amendment No. 2) and any defined terms to the extent used therein (unless the context requires otherwise) references to “Holdings” shall be deemed to include “Intermediate Holdings”.

(v)           The definition of “Loan Parties” shall be amended and restated as follows:

“Loan Parties” means Holdings, Intermediate Holdings, the Borrower and the Subsidiary Loan Parties and each Permitted Joint Venture Loan Party.

(vi)          The following new definitions shall be added to Section 1.01 in alphabetical order:

“Amendment No. 2” means Amendment No. 2 to this Agreement, among the Borrower, Holdings, Intermediate Holdings and the Required Lenders, dated February 12, 2007.

“Amendment No. 2 Effective Date” means February 12, 2007, the date of Amendment No. 2 to this Agreement.

“Immaterial Subsidiary” means, at any time, one or more Subsidiaries of the Borrower that did not together with each other Immaterial Subsidiary, as of the last day of the fiscal quarter of the Borrower most recently ended, have total tangible assets of more than 5% of the consolidated tangible assets of the Borrower and the Subsidiaries.

“Intermediate Holdings Floating Rate Notes” means Senior Unsecured Floating Rate Toggle Notes due 2014 issued by Intermediate Holdings in an aggregate principal amount not to exceed $175,000,000.

“Intermediate Holdings” means AmeriPath Intermediate Holdings, Inc., a Delaware corporation.

(b)           Amendments to Section 5.12 of the Credit Agreement.  Section 5.12 of the Credit Agreement is hereby amended by adding the words “or Immaterial Subsidiary” immediately after each of the two appearances of the words “Inactive Subsidiary” in such Section.

(c)           Amendments to Section 6.01 of the Credit Agreement.  Section 6.01(a) of the Credit Agreement is hereby amended as follows:

(i)            Clause (xi) thereof is hereby amended and restated as follows:

“(xi)        with respect to Holdings or Intermediate Holdings, Qualified Holdings Debt; provided that other than with respect to any additional principal amounts resulting from the accrual of pay-in-kind interest, (A)(1) if the net cash proceeds of such Indebtedness are contributed to the Borrower, such Indebtedness may only be issued or incurred to the extent that after giving effect to the incurrence of such additional Indebtedness on a Pro Forma Basis, the Holdings Leverage Ratio would be less than 6.00 to 1.00 or (2) if clause (A)(1) does not apply, such Indebtedness may only be issued or incurred to the extent that after giving effect to the incurrence of such additional Indebtedness on a Pro Forma Basis, the Holdings Leverage Ratio would be less than 5.50 to 1.00 and (B) no Default has occurred and is continuing or would result therefrom;”;

(ii)           The word “and” at the conclusion of clause (xvi) thereof is deleted, the period at the conclusion of clause (xvii) is replaced with “; and”, and a new clause (xviii) is inserted to read as follows:

“(xviii)   the Intermediate Holdings Floating Rate Notes (including interest previously paid “in kind” or added to the principal amount thereof).”

(d)           Amendments to Section 6.03 of the Credit Agreement.  Section 6.03 of the Credit Agreement is hereby amended as follows:

(i)            Clause (c) is amended and restated as follows:

“(c)        Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Intermediate Holdings (but no other subsidiaries) and engaging in corporate and administrative functions and other activities incidental thereto.  Holdings will not own or acquire any assets (other than Equity Interests of Intermediate Holdings and the cash proceeds of any Restricted Payments permitted by Section 6.08, the proceeds of any issuance of Indebtedness or Equity Interests permitted by this Agreement pending application as required by this Agreement or reserved to pay expenses, or any Swap Agreement permitted by this Agreement) or incur any liabilities (other than liabilities under and permitted to be incurred under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence and activities incidental thereto).”

(ii)           A new clause (d) is added immediately following clause (c) as follows:

“(d)        Intermediate Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower (but no other subsidiaries) and engaging in corporate and administrative functions and other activities incidental thereto.  Intermediate Holdings will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08, the proceeds of any issuance of Indebtedness or Equity Interests permitted by this Agreement pending application as required by this Agreement or reserved to pay expenses, or any Swap Agreement permitted by this Agreement) or incur any liabilities (other than liabilities under and permitted to be incurred under the Loan Documents and liabilities reasonably incurred in connection with its maintenance of its existence and activities incidental thereto).”

(e)           Amendments to Section 6.04 of the Credit Agreement.  Section 6.04 of the Credit Agreement is hereby amended as follows:

(i)            Clause (iv) thereof is hereby amended and restated as follows:

“(iv)        Investments by Holdings in Intermediate Holdings, by Intermediate Holdings in the Borrower and by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (B) the aggregate amount of investments (other than investments set forth on Schedule 6.04) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(v) and outstanding Guarantees permitted to be incurred under clause (B) to the proviso to Section 6.04(vi)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);”

(f)            Amendments to Section 6.07 of the Credit Agreement.  Section 6.07 of the Credit Agreement is hereby amended and restated as follows:

“SECTION 6.07.    Swap Agreements.  Neither Holdings, Intermediate Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Intermediate Holdings, the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Intermediate Holdings, the Borrower or any of the Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Intermediate Holdings, the Borrower or any Subsidiary.”

(g)           Amendment to Section 6.08 of the Credit Agreement.  Section 6.08 is hereby amended as follows:

(i)            The dollar amount immediately before the words “in any calendar year” in clause (iv) of Section 6.08(a) is deleted and replaced with “$1,250,000”;

(ii)           Clause (viii) of Section 6.08(a) is hereby amended and restated as follows:

“(viii)     the Borrower may make Restricted Payments to Holdings in an amount necessary to permit Holdings to pay (or to make Restricted Payments to allow a Parent to pay) interest in cash (including interest previously paid “in kind” or added to the principal amount thereof after the Effective Date) on (A) the Holdings Senior Subordinated Notes and (B) Qualified Holdings Debt, but only to the extent the proceeds (together with a pro rata portion of related transaction expenses paid from such proceeds) of such Qualified Holdings Debt were contributed to Borrower as a common equity capital contribution, provided that (A) the Borrower has made all prepayments required pursuant to Section 2.11(d) prior to or contemporaneously with any such payment of interest, (B) no Default or Event of Default shall have occurred and be continuing at the time of any such payment or would result therefrom, (C) all Restricted

Payments made pursuant to this clause (viii) are used by Holdings or a Parent for the purposes specified herein within 20 days of receipt thereof and (D) after giving effect to any Restricted Payment under this clause (viii) the Borrower shall be, assuming that such Holdings Senior Subordinated Notes and/or Qualified Holdings Debt paid cash interest for the preceding four consecutive fiscal quarters, in pro forma compliance with Section 6.12 based on the latest four consecutive fiscal quarter period for which financial statements are available (it being understood that in calculating the Borrower’s pro forma compliance with Section 6.12, Consolidated Cash Interest Expense shall include interest on the Holdings Senior Subordinated Notes and/or Qualified Holdings Debt, as applicable, in an amount not to exceed the amount of interest that would accrue on such Indebtedness in one four consecutive fiscal quarter period);”.

(iii)          The word “and” at the conclusion of clause (xii) of Section 6.08(a) is deleted, the word “and” is added at the conclusion of clause (xiii), and a new clause (xiv) is inserted to read as follows:

“(xiv)     the Borrower may make Restricted Payments to Intermediate Holdings in an amount necessary to permit Intermediate Holdings to pay (or to make Restricted Payments to allow a Parent to pay) interest in cash (including interest previously paid “in kind” or added to the principal amount thereof after the Amendment No. 2 Effective Date) on the Intermediate Holdings Floating Rate Notes; provided that (A) the net cash proceeds from the issuance of such Intermediate Holdings Floating Rate Notes were contributed to Borrower as a common equity capital contribution, (B) no Event of Default shall have occurred and be continuing at the time of any such payment or would result therefrom and (C) all Restricted Payments made pursuant to this clause (xiv) are used by Intermediate Holdings or a Parent for the purposes specified herein within 20 days of receipt thereof.”

(iv)          Section 6.08(a) is hereby amended by inserting a new paragraph after clause (xiv) as follows:

“Notwithstanding the foregoing, for the purposes of clauses (i) - (xiv) of this Section 6.08(a), all references to the ability of the Borrower to make Restricted Payments, dividends or other distributions to the Holdings shall also permit the Borrower to make such Restricted Payments, dividends or other distributions to Intermediate Holdings, and all references to the ability of Holdings to make Restricted Payments, dividends or other distributions shall also permit Intermediate Holdings to make such Restricted Payments, dividends or other distributions.”

(v)           Clause (ii) of Section 6.08(b) is hereby amended by inserting “, Intermediate Holdings” immediately before the words “or a Parent”.

(h)           Amendment to Section 6.10 of the Credit Agreement.  Clause (i) of Section 6.10(b) is hereby amended by inserting the words “the Intermediate Holdings Floating Rate Notes” immediately after the words “Additional Senior Debt,”.

(i)            Amendment to Section 6.12 of the Credit Agreement.  Section 6.12(a) is hereby amended as follows:

(i)            The table appearing in such Section is deleted and replaced in its entirety as follows:

Date	Ratio
December 31, 2006	1.875 to 1.00
March 31, 2007	1.875 to 1.00
June 30, 2007	1.875 to 1.00
September 30, 2007	2.0 to 1.00
December 31, 2007	2.0 to 1.00
March 31, 2008	2.25 to 1.00
June 30, 2008	2.25 to 1.00
September 30, 2008	2.25 to 1.00
December 31, 2008	2.25 to 1.00
March 31, 2009	2.50 to 1.00
June 30, 2009	2.50 to 1.00
September 30, 2009	2.50 to 1.00
December 31, 2009	2.50 to 1.00
March 31, 2010	2.75 to 1.00
June 30, 2010	2.75 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010	2.75 to 1.00
March 31, 2011 and thereafter	3.0 to 1.00

(j)            Amendment to Section 6.14 of the Credit Agreement.  Section 6.14 is hereby amended as follows:

(i)            The table appearing in such Section is deleted and replaced in its entirety as follows:

Fiscal Year	Maximum Capital Expenditures
2006	$40.0 million
2007	$67.0 million
2008	$45.0 million
2009	$40.0 million
2010	$40.0 million
2011	$40.0 million
2012	$40.0 million
2013	$40.0 million

Section 2.              Conditions Precedent to the Effectiveness of this Amendment No. 2

(a)            Section 1 of this Amendment shall become effective as of the date (the “Amendment No. 2 Effective Date”) when, and only when, each of the following conditions precedent shall have been (or is or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent:

(i)            The Administrative Agent shall have received this Amendment No. 2, duly executed by the Borrower, Intermediate Holdings, Holdings, the Administrative Agent and the Required Lenders;

(ii)           The Administrative Agent shall have received a supplement to the Collateral Agreement, duly executed by Intermediate Holdings, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment No. 2, shall be reasonably satisfactory in all respects to the Administrative Agent;

(iv)          The Borrower shall have paid (1) the Administrative Agent the fees in the amounts previously agreed to be received on the Amendment No. 2 Effective Date and (2) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment No. 2 (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto);

(v)           Each Lender that shall have duly executed this Amendment No. 2 (each such Lender, an “Approving Lender”), shall have been paid the fees in the amounts previously agreed to be paid to each Approving Lender in connection with this Amendment No. 2.

(vi)          The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent demonstrating that, after giving pro forma effect to the incurrence of the Intermediate Holdings Floating Rate Notes, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants; provided that the issuance of the Intermediate Holdings Floating Rate Notes shall not be a condition precedent to the effectiveness of this Amendment No. 2; and

(vii)         The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by a Financial Officer of Borrower, confirming (i) compliance in all material respects with all the terms and provisions set forth in this Amendment No. 2, (ii) at the time of and immediately after giving effect to this Amendment No. 2, no Default or Event of Default shall have occurred and be continuing and (iii) that each of the representations and warranties made by any Loan Party set forth in Section 3 hereof, in Article III to the Credit Agreement or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Amendment No. 2 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Section 3.              Representations and Warranties

On and as of the Amendment No. 2 Effective Date, after giving effect to this Amendment No. 2, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a)           this Amendment has been duly authorized, executed and delivered by the Borrower and Holdings and constitutes the legal, valid and binding obligation of each of the Borrower and Holdings enforceable against the Borrower and Holdings in accordance with its terms and the Credit Agreement, as amended by this Amendment No. 2, constitutes the legal, valid and binding obligation of the Borrower and Holdings enforceable against the Borrower and Holdings in accordance with its terms;

(b)           No Default or Event of Default under the Credit Agreement exists or is continuing or would exist immediately after giving effect to this Amendment No. 2.

Section 4.              Affirmative Covenant

Borrower and Intermediate Holdings covenant and agree that promptly following the issuance of the Intermediate Holdings Floating Rate Notes, Intermediate Holdings shall make a capital contribution to Borrower in an amount equal to the net cash proceeds received by Intermediate Holdings from the issuance of the Intermediate Holdings Floating Rate Notes. The Borrower shall use such net cash proceeds for general corporate purposes, including to consummate Permitted Acquisitions.

Section 5.              Fees and Expenses

The Borrower agrees to pay on the Amendment No. 2 Effective Date all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment No. 2 (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

Section 6.              Reference to and Effect on the Loan Documents

(a)            As of the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment No. 2 and the Credit Agreement shall be read together and construed as a single instrument.  Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment No. 2 as of the Amendment No. 2 Effective Date.

(b)           As of the Amendment No. 2 Effective Date, Intermediate Holdings hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and acknowledges and agrees to be bound by all covenants, agreements and acknowledgments in the Credit Agreement and any other Loan Document and to perform all obligations and duties required of it by the Credit Agreement.

(c)            Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(d)           The execution, delivery and effectiveness of this Amendment No. 2 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower, Holdings, or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(e)            This Amendment No. 2 is a Loan Document.

Section 7.              Execution in Counterparts

This Amendment No. 2 may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.  Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.

Section 8.              Governing Law

This Amendment No. 2 shall be governed by and construed in accordance with the law of the State of New York.

Section 9.              Section Titles

The section titles contained in this Amendment No. 2 are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, subclause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, subclause or subsection is a reference to such clause, subclause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error.  If any reference to the number of a section (but not to any clause, subclause or subsection thereof) of any Loan Document is followed immediately by a reference in parenthesis to the title of a section of any Loan Document, the title reference shall govern in case of direct conflict absent manifest error.

Section 10.           Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 11.           Severability

The fact that any term or provision of this Amendment No. 2 is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 12.           Successors

The terms of this Amendment No. 2 shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 13.           Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT NO. 2 OR ANY OTHER LOAN DOCUMENT.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

AMERIPATH, INC.

By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	President

AMERIPATH HOLDINGS, INC.

By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	President

AMERIPATH INTERMEDIATE HOLDINGS, INC.

By:	/s/ David L. Redmond
	Name:	David L. Redmond
	Title:	President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director